AGREEMENT OF SALE

                                       For

                             800 DEL NORTE BOULEVARD
                               OXNARD, CALIFORNIA

                                     Between

                                VICTOR E. CARLSON
                                 SARA E. CARLSON
                                 JOHN S. PERELL
                               ELIZABETH C. PERELL
                   HARRIET DUDEK, NOW KNOWN AS HARRIET SERVEN,
                              TRUSTEE UNDER WILL OF
                           RICHARD C. DUDEK, DECEASED

                                    as Seller

                                       and

                    PENN ENGINEERING AND MANUFACTURING CORP.

                                    as Buyer

                                AGREEMENT OF SALE

     This AGREEMENT OF SALE (this "Agreement") is dated as of the 30th day of September, 1999 (The "Delivery Date") by and among Victor E. Carlson, Sara E. Carlson, John S. Perell, Elizabeth C. Perell and Harriet Dudek, now known as Harriet Serven, Trustee under the Will of Richard C. Dudek, Deceased, each an adult individual, (collectively, the "Seller"), and Penn Engineering and Manufacturing Corp., a Delaware corporation, (the "Buyer").


1. PURCHASE AND SALE; PROPERTY

     a. Purchase and Sale.

     Seller shall sell and convey to Buyer, and Buyer shall purchase and accept from Seller, the Property (hereafter defined) for the Purchase Price (hereafter defined) on and subject to the terms and conditions of this Agreement.

     b. Property.

     The Property consists of all of the following:

          i. All that certain tract or parcel of land containing approximately
     2.15 acres having an address of 800 Del Norte Boulevard, Oxnard, California, as more particularly described by metes and bounds on Exhibit
     (I)(B)(1) (the "Land");

          ii. All improvements erected on, over and beneath the Land including, without limitation, the one story building located on the Land containing approximately 30,600 square feet (the "Building");

          iii. All easements, rights-of-way or use, privileges, licenses, hereditaments, appurtenances, interests and other rights belonging to or inuring to the benefit of the Land and all right, title and interest of Seller, if any, in and to any land lying in the bed of any highway, street, road or avenue, opened or proposed, in front or abutting or adjoining the Land (the items mentioned in subsections (1), (2) and (3) being sometimes referred to as the "Real Property");

          iv. All tangible personal property owned by Seller and located in or on, attached or appurtenant to, or used in connection with the ownership, financing, operation and maintenance of the Real Property, including, without limitation, all furniture, furnishings, carpeting, draperies, fixtures and equipment, all building systems (including the heating, air conditioning, ventilating, electrical, plumbing, sprinkling, security, and telecommunication systems), ranges, refrigerators, building supplies, maintenance equipment (including spare parts, tools, lawnmowers and snowblowers), signs and landscaping; and

          v. All intangible personal property owned by Seller and used in connection with the ownership, financing, operation, and maintenance of the Real Property including, without limitation, all right, title and interest of the Seller in and to:

               (1) all contract rights, escrow accounts, deposits, instruments, documents of title, general intangibles, and business records pertaining to the Real Property (except for documents of a proprietary nature);

               (2) the contracts affecting the Real Property set forth in Exhibit (I)(B)(5)(c) (the "Service Contracts"); and

               (3) the licenses and permits applicable to the Property as set forth in Exhibit (I)(B)(5)(c) (the "Permits") (the items mentioned in subsections 4 and 5 being sometimes collectively referred to as the "Personal Property").


2. PURCHASE PRICE

     a. Purchase Price.

     The total purchase price for the Property (the "Purchase Price") shall be Two Million Two Hundred Thousand ($2,200,000.00) DOLLARS which shall be paid by Buyer to Seller on the Closing Date in cash, by wire transfer of immediately available funds to a single account designated by Seller's written notice to Buyer and Escrow Agent (hereafter defined) not less than two (2) business days prior to the Closing Date, or by bank certified, treasurer's or cashier's check or plain check of the Escrow Agent subject to adjustments as provided in this Agreement.

     b. Allocation of the Purchase Price.

          i. The Purchase Price shall be allocated as follows:

              Land                                                 $  682,000.00

              Buildings, Improvements and
              Personal Property
              (Section 1250 and 1245 Property
              as defined in the Internal Revenue Code)             $1,518,000.00

              Total                                                $2,200,000.00


          ii. To the extent that the Purchase Price is at variance from the Total stated above, each of the categories comprising the allocation of the Purchase Price shall be adjusted proportionately.

          iii. Buyer and Seller acknowledge that in arriving at the above allocation, they took into account the respective fair market values of the properties and that such allocation shall be used for all purposes including, but not limited to federal income tax, realty transfer tax, and financial reporting services.

3. CLOSING; CONDITIONS PRECEDENT TO CLOSING

     a. Closing.

     Closing (the "Closing") under this Agreement shall take place on the date (the "Closing Date") on which closing is effectuated under that certain Stock Purchase Agreement dated as of the date of this Agreement among Seller, Buyer and Martha Gail Anderson (the "Stock Purchase Agreement"). Closing procedures shall be handled through the escrow offices of Chicago Title Insurance Company ("Escrow Agent").

     b. Condition of Title.


     1. Buyer shall obtain a Preliminary title Report from Chicago Title Insurance Company ("Title Company") for its review and approval. If Buyer is not satisfied with the exceptions shown on the Preliminary Title Report or if Buyer is not able to arrange for the Title Company to satisfy Buyer's title insurance requirements, then Buyer may deliver written notice to Seller prior to the date which is thirty (30) days after the Delivery Date that Buyer disapproves a title matter and elects to terminate the Agreement.

     2. Notwithstanding the Foregoing, title to the Real Property at the Closing shall be good and marketable and free and clear of all liens, security interests, leases, title-retention agreements and other encumbrances (excepting only those encumbrances, if any, which Buyer has agreed to accept as Permitted Exceptions under this Agreement).

     3. The following items are agreed to be "Permitted Exceptions":

          a. The printed exclusions from coverage appearing in the standard form of ALTA Owner's Title Policy (Form B, amended 10-17-70) (provided that this exception is for insurability purposes only) and provided that there shall be deleted therefrom any exception for possible unfiled mechanics' liens or claims for labor or material furnished at or prior to Closing upon Seller's certification or, in the event that Seller is unable to certify to the Title Company that no building, construction, alterations, additions or repairs have been made to the Property within the four (4) month period preceding the Closing Date, then the exception for mechanics' liens shall be insured over by affirmative coverage, Seller to pay any special premiums for mechanics' lien coverage charged because of Seller's failure to make such certification;

          b. Subsurface public utility easements for local distribution, such as for gas, water and sewer lines or electric, telephone or CATV cable, the location of which is ascertainable and fixed, provided that the exercise of the rights thereunder does not and will not interfere with the use of any present or potential future improvements on the Property;

          c. Surface public utility easements for local distribution along one or more of the property lines and extending not more than ten (10) feet therefrom, the location of which is ascertainable and fixed, providing that the exercise of the rights thereunder does not and will not interfere with the use of any present or potential future improvements on the Property or the use of that part of the Property outside of the easements and not occupied by improvements; and

          d. Current real property taxes not yet due and payable.

     C. Inspection Contingency.

     1. Within thirty (30) days after the Delivery Date, Buyer shall have received a favorable report or reports of the physical inspection of the Property (collectively the "Inspection Reports") by the engineer, inspector, architect, surveyor, environmental testing company, or other inspection company selected and paid for by Buyer.

     2. If Buyer is dissatisfied for any reason with the condition of the Property as disclosed in the Inspection Reports described in (1) above on the Preliminary Title Report, Buyer shall have the right to terminate this Agreement by delivering written notice of termination to Seller and Escrow Agent prior to the expiration of such 30 day period, in which case this Agreement shall be terminated.

     D. Other Conditions.

     Buyer's obligation to close under this Agreement is also subject to the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer at Buyer's option):

          1. Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or at Closing.

          2. All instruments and documents required on the part of Seller to be delivered under this Agreement shall have been delivered to Buyer and shall be in form reasonably satisfactory to Buyer and Buyer's counsel.

          3. All representations and warranties by Seller set forth in this Agreement shall be true and correct at and as of Closing in all respects as though such representations and warranties were made at and as of the Closing.

          4. No representation, statement or warranty by Seller contained in this Agreement or in any Exhibit attached to this Agreement contains or will contain any untrue statement or omits or will omit a material fact necessary to make the statement of fact therein recited not misleading.

          5. Closing of the transactions contemplated by the Stock Purchase Agreement shall occur concurrently with the Closing hereunder pursuant to the terms and conditions of the Stock Purchase Agreement.

     E. Failure of Condition.

     In the event that all of the conditions set forth in this Article III above are not satisfied on or before the Closing Date, then, upon termination of this Agreement as provided above, this Agreement shall become null and void and neither party shall have any further liabilities or obligations under this Agreement.


IV. REPRESENTATIONS AND WARRANTIES

     A. Capacity/Organization.

     1. Seller warrants and represents that each individual Seller is at least eighteen (18) years of age.

     2. Buyer warrants and represents that Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to enter into and consummate the transaction contemplated by this Agreement.

     B. Authorization.

     1. Seller warrants and represents that all actions of Seller and other authorizations necessary or appropriate for the execution and delivery of and compliance with this Agreement have been taken or obtained and, upon their execution, this Agreement and the other documents and instruments contemplated by this Agreement, shall constitute the valid and legally binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

     2. Buyer warrants and represents that the persons executing this Agreement on behalf of Buyer are authorized to bind the Buyer. All actions of Buyer and other authorizations necessary or appropriate for the execution and delivery of and compliance with this Agreement have been taken or obtained and, upon their execution, this Agreement and the other documents and instruments contemplated by this Agreement, shall constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

     C. Required Consents.

     1. Seller warrants and represents that no consent, approval or other authorization of or by any court, administrative agency or other governmental or quasi-governmental authority is required in connection with Seller's execution and delivery of or compliance with this Agreement or any other document or instrument relating to this Agreement, executed, or to be executed by Seller.

     2. Buyer warrants and represents that no consent, approval, or other authorization of or by any court, administrative agency or other governmental or quasi-governmental authority is required in connection with Buyer's execution and delivery of or compliance with this Agreement or any other document or instrument relating to this Agreement executed, or to be executed, by Buyer.

     D. No Conflict.

     1. Seller warrants and represents that the execution and delivery of this Agreement, the consummation of the purchase and sale contemplated by this Agreement, and Seller's compliance with the terms and conditions of this Agreement will not conflict with, or result in a breach of any mortgage, lease, agreement, or other instrument, or any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority to which Seller is a party or by which Seller or Seller's properties is bound.

     2. Buyer warrants and represents that the execution and delivery of this Agreement, the consummation of the purchase and sale contemplated by this Agreement, and Buyer's compliance with the terms and conditions of this Agreement will not conflict with, or result in a breach of (i) the terms, conditions or provisions of the Articles of Incorporation or ByLaws of Buyer or
(ii) any mortgage, lease, agreement, or other instrument, or any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority to which Buyer is a party or by which Buyer or Buyer's properties is bound.

     E. Zoning and Regulatory Compliance.

     Seller warrants and represents that Seller has received no notice from any governmental authority of any violation of any federal, state or local law, regulation or ordinance regarding any portion of the Property which remains uncured. Seller shall cure, prior to Closing, or as soon thereafter as reasonably practicable, any violation of which Seller receives written notice from any governmental agency prior to the Closing or which results from any inspection of the Property which occurs prior to Closing.

     F. Service Contracts.

     Seller warrants and represents that:

     1. The Schedule of Service Contracts attached as Exhibit (I)(B)(5)(b) is true, correct and complete;

     2. Seller has delivered to Buyer true, correct and complete copies of all Service Contracts affecting the Property;

     3. There are no management, service, equipment, supply, maintenance or concession contracts or agreements with respect to or affecting the Property except as set forth in the Schedule of Service Contracts;

     4. Neither Seller nor any person on behalf of Seller has received or given any notice of cancellation or termination of any Service Contract; and

     5. Seller is not in default under the terms of any Service Contract nor has any event occurred which, but for the giving of notice or passage of time would constitute an Event of Default under any of the Service Contracts.

     G. Insurance.

     Seller warrants and represents that:

     1. No notice has been received by Seller from any insurance company providing insurance coverage for the Property that policies insuring the Property will not be renewed or will be renewed at a higher premium than is presently payable for such policy.

     2. No notice has been received by Seller from, or issued by, any insurance company which has issued a policy with respect to the Property or from any board of fire underwriters (or any other body exercising similar functions) claiming any defects or deficiencies or requesting the performance of any repairs, alterations or other work.

     3. The Property is not located within a "flood plain area" as defined by the Federal Insurance Administration pursuant to the Federal Flood Disaster Protection Act of 1973, as amended.

     4. No notice has been received to the effect that any portion of the Property has been subjected to damage by fire or other casualty which damage is unrepaired as of the Delivery Date and, to the best of Seller's knowledge, no portion of the Property has any unrepaired fire damage.

     H. Litigation.

     Seller warrants and represents that there is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting the Property or related to or arising from the ownership, management or operation of the Property in any court or before or by any federal, state or local departments, commission, board, bureau or agency or other governmental instrumentality. There are no outstanding decrees, orders, awards or specific administrative determinations relating to the Property or Seller's ownership, management or operation of the Property.

     I. Public Improvements.

     Seller warrants and represents to Buyer that:

     1. Except for the assessments listed on Exhibit (IV)(J)(1), no assessment for public improvements has been made with respect to the Property which remains unpaid including, but not limited to, assessments for construction of sewer or water lines or mains, streets, sidewalks and curbing. No notice or order by any governmental agency or authority has been served upon Seller which (i) requires the performance of any work or the making of any repairs or alterations on the Property or in the streets bounding thereon or (ii) orders the installation, repair or alteration of any public improvements on or about the Property or the streets bounding thereon which may or might create a lien on the Property.

     2. Provided that Closing occurs under this Agreement, Buyer will be responsible for and shall comply with the requirements of all notices of assessment for public improvements issued after the Delivery Date and Seller will be responsible for and shall comply with the requirements of all notices of assessment for public improvements issued on or before the Delivery Date.

     3. The Building located on the Property is connected to public water and sewer lines in sufficient capacity to service the Building for its present use.

     4. There are no outstanding charges or fees in connection with the use, installation, connection or tap-in to any utilities, public or private, serving the Property.

     5. All public improvements required to be constructed in connection with the approval of the development plan of the Property have been installed and dedication to the applicable governmental authority has been completed.

     J. Condemnation.

     Seller warrants and represents that Seller has not received any notice of any condemnation proceedings or other proceeding in the nature of eminent domain with respect to the Property and, to the best of Seller's knowledge, no such proceedings are threatened.

     K. Condition of Property.

     Seller warrants and represents that, to the best of Seller's knowledge the Property has not been used at any time during or prior to Seller's ownership thereof, for the disposal of any industrial refuse or waste or for the processing, manufacture, storage, handling, treatment or disposal of any hazardous or toxic substance or material. No asbestos containing materials have been installed or used on the Property at any time during or, to the best of Seller's knowledge, prior to Seller's ownership of the Property. To the best of Seller's knowledge, no machinery, equipment or fixtures containing polychlorinated biphenyls (PCBs) have been located on the Property at any time during, or, prior to, Seller's ownership of the Property. To the best of Seller's knowledge, no storage tanks for gasoline or any other substance have been located on the Property at any time during or, prior to, Seller's ownership of the Property. To the best of Seller's knowledge, no toxic or hazardous substances or materials have been located on the Property during, or prior to, Seller's ownership of the Property, which substances or materials, if found on the Property, would subject the owner or occupant of the Property to damages, penalties, liabilities or an obligation to remove such substances or materials under any applicable federal, state or local law, regulation or ordinance, and no notice from any governmental body has ever been served upon Seller, its agents or employees or, any prior owner of the Property, claiming any violation of any federal, state or local law, regulation or ordinance concerning the environmental state, condition, or quality of the Property, or requiring or calling attention to the need for any work, repair, construction alteration, demolition, renovation or installation on or in connection with the Property in order to comply with any law, regulation or ordinance concerning the environmental state, condition or quality of the Property.

     L. Brokers.

     1. Seller and Buyer each warrant and represent to the other that such party has made no agreement and has had no dealings, negotiations or communications with any brokers, finders or other intermediaries, nor has such party taken any action which may cause anyone to become entitled to a commission as a result of the purchase and sale contemplated by this Agreement. Seller shall pay any commission due to the Broker pursuant to a separate agreement with the Broker.

     2. Buyer and Seller each will indemnify, defend and hold the other harmless from any and all claims, actual or threatened, for compensation by reason of such party's breach of its representation, warranty or obligation contained in this section. This provision shall survive Closing and any termination of this Agreement.

     M. Reliance; "As-Is" Sale.

     Except for the specific representations of Seller contained in this Agreement and in the Stock Purchase Agreement, Buyer agrees that (a) neither Seller nor anyone purporting to act for Seller has made any representations or warranties, express or implied, concerning zoning regulations or other governmental requirements, site or physical conditions, the conditions of or any matters relating to the improvements on the Property, soil or geologic conditions, hazardous materials, matters affecting use or occupancy, the condition or use of the Property or compliance of the Property with any or all past, present or future Federal, State or local ordinances, rules, regulations or laws, building code or fire or zoning ordinances, prospects for future development, economic feasibility, leasing, financing or refinancing, title matters, marketability or any other matter concerning the Property; (b) Buyer shall rely solely on Buyer's examination, investigation and audit; and (c) Buyer is purchasing the Property in its "as is" and "where is" condition, with all faults. Buyer acknowledges that it has or will complete all physical and financial examinations relating to the acquisition of the Property and will acquire the same solely on the basis of such examinations, together with the specific representations of the Seller contained herein and in the Stock Purchase Agreement.

     V. RIGHTS AND DUTIES PENDING CLOSING

     Between the Delivery Date and the Closing Date:

     A. Operation and Management.

          1. Seller shall continue to operate and manage the Property in the ordinary course of business and in the same manner as operated and managed to date, with no obligation to make any extraordinary capital improvements.

          2. Seller shall perform such necessary repairs and replacements of the Property so that on the Closing Date the Property shall be in substantially the same condition, reasonable wear and tear excepted, as on the Delivery Date, with no obligation to make any extraordinary capital improvements.

          3. Seller shall not remove any Personal Property from the Property.

          4. Seller shall maintain all existing fire and extended coverage insurance on the Property.

     B. Service Contracts.

     Seller may not, without the prior written approval of Buyer:

          1. renew or extend any Service Contract expiring prior to Closing;

          2. modify the terms of any Service Contract affecting the Property;

          3. accede to any termination of any Service Contract not permitted under the terms of the Service Contract; or

          4. enter into any contract or commitment with respect to the Property that will survive Closing or otherwise affect the use, development or operation of the Property after the Closing.

     C. No Transfer.

     Seller shall not, without the prior written approval of Buyer, sell, assign, transfer, alienate, lien or encumber Seller's interest in the Property.

     D. Satisfaction of Conditions.

     Buyer shall promptly, diligently and in good faith take all action reasonably necessary to bring about the satisfaction of the Conditions Precedent to Closing described in Article III of this Agreement.

     E. Entry for Inspections.

     1. Seller shall permit Buyer and Buyer's authorized representatives to inspect all areas of the Property (including occupied spaces) for the purpose of conducting the inspections described in Section (III)(C). In addition, Seller shall permit any of Buyer's prospective lenders and appraisers and other professionals engaged by such lenders to inspect all areas of the Property.

     2. Seller shall permit Buyer's accountants to examine (during regular business hours) Seller's business and financial records pertaining to the ownership, operation, leasing and management of the Property. Seller shall provide Buyer with all available information pertaining to expenditures made on repairs, maintenance, upkeep and operation of the Property, including all taxes and utility payments for the three (3) years immediately preceding Closing and dates of construction, installation and major repairs to the Property.

     3. Buyer shall notify Seller, in writing, of its intention or of the intention of its agents or representatives, to enter the Property at least 24 hours prior to such intended entry, and Buyer shall obtain Seller's prior written consent to any tests to be conducted. Buyer shall bear the cost of all inspections and tests. At Seller's option, Seller or its representatives may be present for any inspection or test. In conducting any inspections, investigations or tests of the Property, Buyer and its agents and representatives has and/or shall: (i) not contact any tenant without Seller's prior written consent or disturb the tenants or interfere with their use of the Property pursuant to their respective leases; (ii) not interfere with the operation and maintenance of the Property; (iii) not damage any part of the Property or any personal property; (iv) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Property; (v) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder. Buyer shall indemnify, protect, defend and hold the Property and Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys' fees) arising of out Buyer's inspections or tests of the Property. Buyer's obligations pursuant to this Section shall survive Closing. Notwithstanding any provision of this Agreement, no termination hereof shall terminate Buyer's obligations pursuant to this paragraph.

     F. Notices.

     Seller shall give Buyer prompt written notice of:

          1. any notice received by Seller of a proposed taking of any part of the Property by eminent domain;

          2. any notice received by Seller of a proposed increase in real estate tax assessments or market valuation of any part of the Property;

          3. any notice received by Seller from any governmental agency or authority or insurance company or underwriting agency pertaining to noncompliance with any law, regulation or insurance requirement;

          4. any notice of the commencement of any legal or equitable claim or proceeding with respect to the Property;

          5. any notice received in regard to the Service Contracts; and

          6. any notice of violation, suspension or non-renewal of any of the Licenses or Permits.


VI. RISK OF LOSS; CONDEMNATION

     A. Loss by Fire or Other Casualty.

          1. If prior to the Closing, the Property, or any part thereof, shall be damaged by fire or other casualty, Seller shall notify Buyer promptly thereof.

          2. If the fire or other casualty damages the Property so that the cost of repair shall reasonably be estimated to exceed $100,000.00, Buyer shall have the option to

               a. consummate this transaction without any abatement of the Purchase Price whatsoever, in which event

                    (1) at the Closing, all of the insurance proceeds payable as a result of such damage shall belong (and, to the extent received by Seller, shall be paid) to Buyer, or if such proceeds have not then been received by Seller, such proceeds and all of Seller's rights thereto shall be assigned by Seller to Buyer;

                    (2) Seller shall reimburse Buyer at Closing for the amount of the deductible under Seller's policies of insurance; and

                    (3) the Seller shall not settle or compromise any claim for such insurance proceeds without the Buyer's prior written consent; or

          b. cancel this Agreement, in which event Seller shall cause the Deposit to be returned to Buyer, and thereupon, neither party shall have any further liability or obligation under this Agreement.

     3. If the fire or other casualty damages the Property so that the estimated cost of repair and restoration is $100,000.00 or less, Buyer shall not have the option to cancel this Agreement but shall complete the Closing as provided under option (2)(a) above. If the loss is uninsured, or the insurance company denies coverage, Buyer shall receive a credit against the cash portion of the Purchase Price for the cost of restoration and repair but Buyer shall assign to Seller all rights against any surety or any other person which the Buyer may have with respect to such claim.

     4. If Buyer accepts title as provided in Subsection (2)(a) or (3) above, Seller, in accordance with the direction of Buyer, shall make any temporary repairs or restorations required to preserve or protect the Property, and Buyer shall reimburse the Seller for the cost thereof at Closing.

     B. Condemnation or Eminent Domain.

     If, prior to the Closing, all or any portion of the Property shall be taken by condemnation or eminent domain, this Agreement may be canceled by Buyer, by notice to Seller, within ten (10) days of the Seller's notice to Buyer of the taking. If Buyer elects not to terminate, Seller shall be relieved of the duty to convey title to the portion so taken or condemned, and at the Closing, the proceeds of any award or payment in respect of any such taking shall belong (and to the extent received by Seller, shall be paid) to Buyer or, if such proceeds have not then been received by Seller, such proceeds and all of Seller's rights thereto, shall be assigned by Seller to Buyer. Any moneys received by Seller after the Closing in connection with any such taking shall be promptly paid over to Buyer. In no event shall Seller settle or compromise any claim for such an award without Buyer's prior written consent. If Buyer shall accept title subject to any such taking, Seller, in accordance with the directions of Buyer, shall make any temporary repairs required to preserve or protect the Property, and Buyer shall reimburse Seller for the cost thereof at the Closing

VII. CLOSING DOCUMENTS; EXPENSES AND PRORATIONS

     A. Seller's Obligations.

     At Closing, Seller shall deliver, or cause to be delivered, to Buyer all of the following:

          1. A grant deed for the Real Property, duly executed and acknowledged by Seller and in form satisfactory to counsel for Buyer;

          2. A Bill of Sale conveying the Personal Property with warranty of title free and clear of all liens, security interests and encumbrances other than Permitted Exceptions;

          3. Assignment of Contracts, Licenses and Permits;

          4. An affidavit, in accordance with the Foreign Investments in Real Property Tax Act, stating the Seller is not a foreign person within the meaning of such Act and that Seller is not subject to the withholding requirements set forth in such Act;

          5. Such affidavits or letters of indemnity as the Title Company may require in order to issue, without extra charge, policies of title insurance free of any exceptions for unfiled mechanic's or materialmen's liens;

          6. A certificate in form and substance satisfactory to Buyer stating that Seller's representations and warranties contained in this Agreement are true and correct as of the Closing Date and any conditions precedent to Closing required to be performed by Seller have been satisfied;

          7. Certified or original counterparts of all Licenses and Permits; copies of all certificates issued by the local board of fire underwriters; copies of all plans and specifications for the Building and other improvements or Property; copies of all manuals, warranties and guaranties applicable to the Property; all keys to the Property; the access codes to all security systems on the Property and all books, records, correspondence, maintenance records and advertising brochures, if any, as may be reasonably required for the continued operation of the Property; and

          8. Such other documents as may be required to be delivered by Seller by the provisions of this Agreement or as may be reasonably required to consummate Closing.

     B. Buyer's Obligations.

     At Closing, Buyer shall deliver, or cause to be delivered, to Seller all of the following:

     1. the Purchase Price as required by the provisions of Article II of this Agreement;

     2. A certificate in form and substance satisfactory to Seller stating that Buyer's representations and warranties contained in this Agreement are true and correct as of the Closing Date and that the conditions precedent to Closing required to be performed by Buyer have been satisfied; and

     3. Such other documents as may be required by the provisions of this Agreement or as may be reasonably required to consummate Closing.

     C. Apportionments.

     The following items shall be apportioned between Seller and Buyer as of the Closing Date.

     1. Real estate taxes assessed against the Property on a per diem basis, without discount or penalty and on the basis of the fiscal year of the authority levying same;

     2. Water and sewer charges based upon final meter readings obtained by Seller not earlier than two (2) business days prior to Closing;

     3. Electricity, gas and other utility charges based upon final meter readings obtained by Seller not earlier than two (2) business days prior to Closing;

     4. Payments under those Service Contracts assumed by Buyer at the Closing as follows:

          a. Amounts prepaid by Seller for the current billing period in which Closing occurs shall be apportioned on a per diem basis.

          b. Amounts due as of the Closing Date under Service Contracts shall be paid by Seller at the Closing.

     5. All fees prepaid to state or local governmental authorities for Permits and Licenses with respect to the Property shall be apportioned as of the Closing.

     D. Expenses.

     1. All realty transfer taxes imposed by any governmental authority upon the conveyance of the Property shall be divided equally between Seller and Buyer.

     2. Buyer shall pay for all title insurance premiums and all recording fees for the deed and other documents to be recorded at the Closing (except documents required to be produced by Seller to remove matters affecting title).

     3. Each party shall bear its own counsel fees.

     4. Buyer shall pay costs and expenses in connection with obtaining any financing for the purchase of the Property.

     5. Seller shall obtain and pay for a survey of the Property, and the deed to be delivered under this Agreement shall describe the Property in accordance with the survey, if any of the following circumstances has occurred:

          a. a physical change in the metes and bounds of the Real Property by subdivision, highway or road changes or improvements on or abounding the Property;

          b. a change in ownership to a portion of the Property which would render the existing legal description incomplete, incorrect or inadequate to describe properly the Property to be conveyed under this Agreement; or

          c. if the Title Company requires production of a survey in order to insure Buyer's title.

     In any other case, Buyer shall obtain and pay for any survey desired by Buyer.


VIII. INDEMNIFICATION

     A. Indemnification by Seller.

     Provided Closing is completed hereunder, Seller shall indemnify and hold harmless the Buyer against and in respect to any and all claims, losses, obligations, liabilities, damages, costs and expenses (including reasonable attorneys' fees and court costs) which Buyer may incur or suffer arising out of, in connection with or based upon any breach of any of Seller's representations, warranties or covenants under this Agreement.

     B. Indemnification by Buyer.

     Provided Closing is held hereunder, Buyer shall indemnify, defend and hold harmless Seller against and in respect of any and all claims, losses, obligations, liabilities and damages which Seller may incur or suffer from or after the date of Closing arising out of, in connection with or based upon (a) the breach of Buyer's representations, warranties or covenants or (b) Buyer's or Buyer's representatives' access to the Property.

     C. Indemnification Procedure.

     The party claiming to be entitled to be indemnified under this Article (the "Indemnitee") shall give written notice to the party by whom the Indemnitee seeks to be indemnified pursuant to this Article VIII (the "Indemnitor") promptly after the assertion of any claim or demand and the Indemnitor shall have the right to elect, but shall not be obligated, to defend, pay or settle any such claim or demand by notice in writing given to the Indemnitee within five (5) business days after the Indemnitee's notification to the Indemnitor of the same. If the Indemnitor shall elect to defend, pay or settle any such claim or demand thereafter, Indemnitee shall not admit liability for nor settle any such claim or demand or incur any costs in connection therewith without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. Any amount that may become due from an Indemnitor to an Indemnitee shall be paid by the Indemnitor immediately upon demand.

     D. Survival.

     This Article VIII shall survive Closing for a period of two (2) years.


IX. DEFAULT; REMEDIES

     A. Buyer's Default.

     If Buyer breaches any of the terms of this Agreement applicable to Buyer, then, Seller may pursue any remedies available at law or in equity.

     B. Seller's Default.

     If Seller breaches any of the terms of this Agreement applicable to it, then Buyer shall have the right to (i) specifically enforce this Agreement against Seller, (ii) complete Closing and maintain a claim against Seller for breach of this Agreement or (iii) terminate this Agreement, in which latter event, the Deposit and all other monies paid by Buyer on account of the Purchase Price shall be reimbursed to Buyer and, upon such reimbursement, Buyer and Seller shall each be released from all liability or obligation under this Agreement, and this Agreement shall become null and void. If such violation, breach or default is willful or intentional, Buyer shall have the right to recover all out-of-pocket costs and expenses Buyer shall have incurred in connection with this transaction.


X. MISCELLANEOUS

     A. Assignability.

     This Agreement and the rights and obligations hereunder shall not be assignable by either party without the written consent of the other except in the case of an assignment by Buyer to a corporation or partnership controlled by Buyer or the stockholders of Buyer.

     B. Governing Law; Heirs, Successors and Assigns.

     This Agreement shall be governed by the laws of the State of California. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

     C. Time of Essence.

     All times, wherever specified herein, are of the essence of this Agreement.

     D. Headings.

     The headings preceding the text of the Sections and Subsections of this Agreement are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect the meaning, construction or effect of this Agreement.

     E. Exhibits.

     All exhibits which are referred to in this Agreement and which are attached hereto or bound separately and initialed by the parties are expressly incorporated into and constitute a part of this Agreement.

     F. Survival.

     Except as otherwise provided in this Agreement, the provisions of this Agreement shall survive Closing.

     G. Entire Agreement; Amendments.

     This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as specifically set forth in this Agreement. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

     H. Recording.

     This Agreement shall not be recorded in the office for the recording of deeds or in any other office or place of public record except with the prior written consent of Seller. If Buyer shall record this Agreement or cause or permit the same to be recorded other than as expressly permitted above, Seller may, at Seller's option elect to treat such act as a breach of this Agreement and, in addition to Seller's other rights and remedies hereunder, Seller shall have the right to institute appropriate legal proceedings to have the same removed from record at Buyer's expense.

     I. Tender.

     Formal tender of an executed deed and Purchase Price is hereby waived but nothing herein shall be deemed a waiver, concurrently with Closing hereunder, of the obligation of Seller to execute, acknowledge and deliver a deed for the Property or the concurrent obligation of Buyer to pay the balance of the Purchase Price.

     J. Severability.

     If any provision of this Agreement is found by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remainder of this Agreement will not be affected and in lieu of each provision which is found to be illegal, invalid or unenforceable, there will be added as a part of this Agreement a provision as similar to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     K. Construction.

     This Agreement has been prepared by Buyer and its professional advisors and reviewed by Seller and its professional advisors. Seller, Buyer and their separate advisors believe that this Agreement is the product of all of their efforts, that it expresses their agreement and that it should not be interpreted in favor of either Seller or Buyer or against either Seller or Buyer merely because of their efforts in preparing it.

     L. Attorneys' Fees.

     If Seller and Buyer litigate any provision of this Agreement or the subject matter of this Agreement, the unsuccessful litigant will pay to the successful litigant all costs and expenses, including reasonable attorneys' fees and court costs, incurred by the successful litigant at trial and on any appeal. If, without fault, either Seller or Buyer is made a party to any litigation instituted by or against the other, the other will indemnify the faultless one against all loss, liability and expense, including reasonable attorneys' fees and court costs, incurred by it in connection with such litigation.

     M. Waiver of Jury Trial.

     Seller and Buyer waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on all matters arising out of this Agreement or the use and occupancy of the Property.

     N. Notices.

     Any notice, request, demand, consent, approval or other communication required or permitted under this Agreement will be written and will be deemed to have been given (a) when personally delivered; or (b) on the next following day after it is delivered to any nationally recognized express delivery service; or
(c) on the second day after it is deposited in any depository regularly maintained by the United States postal service, postage prepaid, certified or registered mail, return receipt requested, addressed to:


     Seller:
             Victor E. Carlson
             R. C. Dudek & Co., Inc.
             800 Del Norte Boulevard
             Oxnard, CA 93030

     With a copy at the same time to:

             Weinstock, Marion, Reisman, Shore & Neumann, a law corporation 1875 Century Park East, 15th Floor
             Los Angeles, California   90007-2516
             Attention: Louis A. Reisman, Esquire

     Buyer:
             Penn Engineering & Manufacturing Corp.
             Danboro, PA  18916-1000
             Attention:  Kenneth A. Swanstrom, Chairman

     With a copy at the same time to:

             Duane, Morris & Heckscher LLP
             4200 One Liberty Place
             Philadelphia, PA  19103-7396
             Attention:  Stephen D. Teaford, Esquire

     Legal counsel for the respective parties may send to the other party any notices, requests, demands or other communications required or permitted to be given by such party.

     Either Seller or Buyer may change its address or addresses for purposes of this Section by giving ten (10) days' prior notice according to this Section.

     O. Offer.

     This Agreement, executed by the Buyer, shall constitute an offer of the Buyer which the Seller must accept or reject by 5:00 pm EDT on the third business day from the date of Buyer's execution hereto (as indicated under the Buyer's signature line) or the offer shall be deemed revoked by Buyer upon the expiration of such time period and any payment delivered on account of the Deposit shall be refunded by Escrow Agent to Buyer.

     P. Execution in Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

     Q. Locative Adverbs.

     Whenever in this Agreement locative adverbs such as "herein," "hereby," "hereof," "hereto" and "hereunder" are used, the same shall be made in reference to this Agreement in its entirety and not to any specific section, subsection, subpart, paragraph or subparagraph. The terms "include," "including" and similar terms shall be construed as if followed by the phrase "without being limited to."

     R. Time Periods.

     Whenever, under the terms of this Agreement, the time for performance of a covenant or condition falls upon a Saturday, Sunday or holiday, such time for performance shall be extended to the next business day. Except as otherwise provided herein, all references herein to "days" shall mean calendar days.

     S. 1031 Exchange

     Buyer acknowledges that Seller may desire to sell the Property pursuant to a like-kind exchange qualifying under Section 1031 of the Internal Revenue Code. Buyer agrees to cooperate with Seller in order to enable Seller to consummate the transfer of the Property as part of a like-kind exchange qualifying pursuant to Section 1031. At Seller's request, Buyer shall execute or consent to such additional documents and transactions as may be requested by Seller, including, but not limited to, any assignments of documents or interest in the contemplated transactions, provided that (a) there shall be no delay in the consummation of the transactions contemplated in this Agreement; and (b) Buyer need not incur any additional costs or assume any additional liabilities or obligations as a result of the exchange or attempted exchange.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have hereunto executed this Agreement as of the date first above written.

Witness/Attest                          SELLER:
/s/ Louis A. Reisman                    /s/ Victor E. Carlson
---------------------------------       ----------------------------------------
                                        Victor E. Carlson
                                        Date: September 30, 1999
                                             -------------------

/s/ Louis A. Reisman                    /s/ Sara E. Carlson
---------------------------------       ----------------------------------------
                                        Sara E. Carlson
                                        Date: September 30, 1999
                                             -------------------
/s/ Louis A. Reisman                    /s/ John S. Perell
---------------------------------       ----------------------------------------
                                        John S. Perell
                                        Date: September 30, 1999
                                             -------------------
/s/ Louis A. Reisman                    /s/ Elizabeth C. Perell
---------------------------------       ----------------------------------------
                                        Elizabeth C. Perell
                                        Date: September 30, 1999
                                             -------------------

/s/ Louis A. Reisman                    /s/ Harriet Serven
---------------------------------       ----------------------------------------
                                        Harriet Dudek, now known as Harriet
                                        Serven, Trustee under the
                                        Will of Richard C. Dudek, Deceased
                                        Date: September 30. 1999
                                             -----------------------------------

                                        BUYER:

                                        PENN ENGINEERING AND
                                        MANUFACTURING CORP.,
                                        a Delaware corporation

/s/ Mark W. Simon                       By: /s/ Martin Bidart
---------------------------------          -------------------------------------
Name: Mark W. Simon                     Name: Martin Bidart
Title: Corporate Secretary              Title: President/C.O.O.
                                        Date: September 30, 1999
                                             -------------------

                                EXHIBIT (I)(B)(1)

                          Legal Description of the Land

                              EXHIBIT (I)(B)(5)(c)

                                Service Contracts

                                      None

                              EXHIBIT (I)(B)(5)(6)

                                     Permits

                                      None

                               EXHIBIT (IV)(J)(1)

                                   Assessments

                                      None